Exhibit 4.04(a)


                                AMENDMENTS TO THE
                  SCANA CORPORATION STOCK PURCHASE-SAVINGS PLAN


         Pursuant to the authority granted to the Employee Plans Committee by the Board of Directors of SCANA Corporation by Sections 18.1 and 18.2 of the SCANA Corporation Stock Purchase-Savings Plan (the "Plan"), the Plan is amended as follows, effective as of December 1, 1999:


I. Article I is amended by deleting the present last paragraph in its entirety and by inserting the following as the new second to last paragraph thereof:

         The Plan is amended effective December 1, 1999 to add an employee stock ownership plan feature. Thus, the Plan shall consist of two portions beginning December 1, 1999. The first portion is a profit sharing plan intended to qualify under Code Sections 401(a), 401(k) and 401(m). The second portion (the assets of which are invested in the Common Stock Fund) is both a stock bonus plan and an employee stock ownership plan intended to qualify under Code Sections 401(a) and 4975(e)(7), respectively, and as such is designed to invest primarily in qualifying employer securities of SCANA Corporation.


II.      Section 2.08 is amended as follows:

         2.08 Common Stock Fund: An Investment Fund under which the Trustee holds all of the assets in the employee stock ownership portion of the Plan, including any shares of Common Stock and any cash dividends declared on Common Stock. From time to time, the Common Stock Fund may be referred to as the "ESOP Fund."


III.     Section 3.02 is amended as follows:

         3.02 Election Authorization: The notice of election to participate under Section 3.1 shall authorize either (a) an Eligible Earnings deferral election as permitted under Section 4.1 or (b) a payroll deduction election as permitted under Section 4.2. Such notice may also authorize additional contributions under the provisions of Section 4.3, an Investment Fund designation pursuant to Section 6.2, and a dividend retention election pursuant to Section 6.7.


IV.      Section 6.7 is amended as follows:

         6.7 Dividends on Common Stock: The following provisions shall apply with respect to any cash dividends that are declared and paid on or after December 1, 1999:

         (a) Unless an Eligible Participant (as defined in subsection (b) below) makes a dividend retention election pursuant to subsection (b), all cash dividends paid on the shares of Common Stock held in a Participant's or Inactive Participant's accounts shall be distributed directly to such individual as soon as administratively practicable following the date the dividends are paid to the Plan, but in no event later than 90 days after the end of the Plan Year in which the dividends are paid to the Plan.

         (b) Notwithstanding the provisions of subsection (a), each Participant and each Inactive Participant who is performing services for a member of the Controlled Group (each such Participant and Inactive Participant shall be referred to herein as an "Eligible Participant") shall be entitled to make an annual dividend retention election under which any cash dividends paid on the shares of Common Stock held in the Eligible Participant's accounts shall be retained for investment in Common Stock. Each such Eligible Participant's dividend retention election shall be made in the manner prescribed by the Plan
Manager, including in the case of an Eligible Participant who is an active Participant, as part of his election to make Deferrals, Regular Contributions, Additional Contributions and Rollover Contributions pursuant to Section 3.2. An Eligible Participant's dividend retention election shall remain in effect until changed by the Eligible Participant. An Eligible Participant may change his dividend retention election as of the first day of the Plan Year which begins following the date the Plan Administrator receives a notice of change. Notice of any such change shall be given on a form provided by the Employer, signed by the Eligible Participant, and delivered to the Employer at least thirty (30) days before the first Plan Year affected by the change.


V. The present Section 6.8 is renumbered to be Section 6.9, and the following is inserted as new Section 6.8:

         6.8 Earnings on U.S. Bond Fund and Money Market Fund: With respect to the U.S. Bond Fund, interest on obligations of the United States shall be reflected in the redemption value of such obligations. With respect to the Money Market Fund, any earnings shall be reinvested pursuant to the fund's operating guidelines.


VI.      Renumbered Section 6.9 is amended as follows:

         6.9 Uninvested  Cash:  Subject to the payment of cash  dividends  under
Section 6.7 above, any uninvested cash in the account of a Participant or inactive Participant at the end of a Plan Year may be carried over to the next Plan Year, and then invested in accordance with the investment designation otherwise applicable under this Article VI.


VII.     New Section 6.10 is added as follows:

         6.10     Diversification of Amounts in the Common Stock Fund:

         (a) Notwithstanding any other provision of this Plan, and consistent with the requirements of Code Section 4975(e)(7) and the regulations thereunder, each "Qualified Participant" (as hereinafter defined) may direct, within the 90-day period following the close of each Plan Year during the Participant's "Qualified Election Period" (as hereinafter defined), the distribution or reinvestment of up to: (i) 25% of the sum of the value of the Participant's accounts held in the Common Stock Fund (determined as of the last preceding Valuation Date) plus the amounts previously distributed or transferred from the employee stock ownership portion of the Plan pursuant to this subsection (a), less (ii) the amounts previously diversified (whether by transfer, distribution or otherwise) to meet the requirements of this subsection (a), within the time determined under subsection (b) below. For purposes of this subsection (a), if the Qualified Participant elects to receive a distribution of the amount described in the preceding sentence, the Qualified Participant may elect to receive such amount in a single sum in cash or in shares of Common Stock.

              With respect to the 25% limitation described in the preceding paragraph, a Qualified Participant may, within 90 days after the close of the last Plan Year in the Participant's Qualified Election Period, direct the application of a percentage of up to 50% rather than 25%.

         (b) Within 180 days after the close of each Plan Year during the Qualified Election Period, the portion of a Qualified Participant's accounts held in the Common Stock Fund to be diversified under subsection (a) shall be distributed or reinvested, as directed by such Participant, and if distributed, shall be subject to the cash or shares election described in subsection (a). Any such distribution or reinvestment shall be derived from the Participant's accounts to the extent invested in the Common Stock Fund in the order set forth in the list below. Such amounts shall be not derived from any account until the portion of all accounts previously listed that are invested in the Common Stock Fund have been exhausted.

                  (1) An amount equal to all or part of the Participant's before-1987 Regular Contributions made to his account under Section 4.3, to the extent required to exhaust such amounts.

                  (2) An amount equal to all or part of the Participant's before-1987 Regular Contributions made to his account under Section 4.2, to the extent required to exhaust such amounts.

                  (3) An amount equal to all or part of the remaining amounts allocated to the Participant's Regular Contributions account under Section 4.3.

                  (4) An amount equal to all or part of the remaining amounts allocated to the Participant's Regular Contribution account under Section 4.2.

An amount equal to all or part of the amounts allocated to the Participant's Rollover Contribution account under Section 4.8.

An amount equal to all or part of the amounts allocated to the Participant's Employer Contributions account under Article V.

If the Participant has reached age 59 1/2, an amount equal to all or part of the amounts allocated to the Participant's Deferral account under Section 4.3.

If the Participant has reached age 59 1/2, an amount equal to all or part of the amounts allocated to the Participant's Deferral account under Section 4.1.

         (c) For purposes of this Section 6.10, the terms "Qualified Participant" and "Qualified Election Period" shall have the following meanings:
"Qualified Participant" means any Participant who attained age 55 and completed at least ten "years of participation." "Years of participation" shall include only years of participation on and after December 1, 1999 (the original effective date of the employee stock ownership plan portion of the Plan). "Qualified Election Period" means the six Plan Year period beginning with the first Plan Year in which the individual first became a Qualified Participant.